UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 18, 2013

NAUGATUCK VALLEY FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54447	01-0969655
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Church Street, Naugatuck, Connecticut		06770
(Address of principal executive offices)		(Zip Code)

(203) 720-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2013, the Board of Directors of Naugatuck Valley Financial Corporation (the “Company”) appointed James Hastings as Executive Vice President and Chief Financial Officer of the Company. On the same date, the Board of Directors of the Company’s wholly-owned subsidiary, Naugatuck Valley Savings and Loan (the “Bank’), appointed Mr. Hastings as Executive Vice President and Chief Financial Officer of the Bank. As a result of the appointments, Mr. Hastings succeeds Thomas Van Lenten who had been serving as Interim Chief Financial Officer of both the Company and the Bank.

Mr. Hastings (age 60) served as Chief Financial Officer of both Southern Community Financial Corporation and its wholly-owned subsidiary, Southern Community Bank and Trust (Winston Salem, North Carolina), from January 2008 until its acquisition by Capital Bank, NA (Winston Salem, North Carolina) in October 2012. From October 2012 to January 2013, he served as Senior Financial Executive of Capital Bank, NA.

There are no family relationships between Mr. Hastings and any director or executive officer of the Company or the Bank. There is no transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company or the Bank was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Hastings had or will have a direct or indirect material interest.

Item 8.01	Other Events.

On April 23, 2013, the Company and the Bank issued a press release announcing the appointment of Mr. Hastings. A copy of the press release is attached as an exhibit to this Current Report and incorporated in this Item 8.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit 99.1 – Press Release Dated April 23, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NAUGATUCK VALLEY FINANCIAL CORPORATION

Date: April 23, 2013	By:	/s/ William C. Calderara
William C. Calderara President and Chief Executive Officer